Exhibit 99.1

Avnet Names Oleg Khaykin to its Board of Directors

PHOENIX – May 23, 2018 – Avnet (NASDAQ: AVT), a leading global technology company, today announced that Oleg Khaykin has been appointed to the company's board of directors. He will also serve on the audit committee and the corporate governance committee.

Khaykin is currently president and CEO of Viavi Solutions, Inc., a provider of network and service enablement solutions. He is also a member of their board of directors. He joined Viavi in February 2016.

"Oleg’s extensive experience in the semiconductor industry and with technology companies makes him an ideal addition,” said William H. Schumann III, chairman of the board of Avnet, Inc. "Oleg is a well-respected leader who will bring valuable insights to the Avnet board as we continue to guide the company on a plan to future growth.”

Prior to joining Viavi, Khaykin served as a senior advisor at Silver Lake Partners. Previously he had served as president and CEO, and as a member of the board of directors, at International Rectifier, a world leader in power management technology, from 2008 until its acquisition by Infineon AG in 2015. During his tenure, he successfully turned around the company and transformed it into the world leader in power semiconductors.

Khaykin has also served as Chief Operating Officer of Amkor Technology, Inc., a provider of semiconductor assembly and test services, and vice president of strategy and business development at Conexant Systems, Inc. and Mindspeed Technologies, Inc. He was previously a member of the board of directors of Newport Corporation until its acquisition by MKS Instruments (2010-2016) and Zarlink Semiconductor, Inc. (2007-2011). His extensive operational experience and strategic leadership at other technology companies makes him an ideal executive to serve on the board of directors for Avnet.

“I am pleased to be joining the Avnet board of directors as I have known Avnet for many years and have worked with the company as both a customer and as a supplier,” said Khaykin. “I look forward to contributing to the company in support of its transformation strategy and continued growth.”

Khaykin holds an MBA from Northwestern University’s J.L. Kellogg Graduate School of Management and a Bachelor of Science in Electrical Engineering (BSEE) with High University Honors from Carnegie-Mellon. He also currently serves on the Board of Directors of Marvell Semiconductors.

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About Avnet

From idea to design and from prototype to production, Avnet supports customers at each stage of a product’s lifecycle. A comprehensive portfolio of design and supply chain services makes Avnet the go-to guide for innovators who set the pace for technological change. For nearly a century, Avnet has helped its customers and suppliers around the world realize the transformative possibilities of technology. Learn more about Avnet at www.avnet.com. (AVT_IR)

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